U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2014

ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of registrant as specified in its charter)

Delaware	000-54992	27-5472457
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9135 South Ridgeline Boulevard, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Director and Officer

On September 2, 2014, Advanced Emissions Solutions, Inc. (“ADES” or the “Company”) announced the retirement and resignation of Mark H. McKinnies as Chief Financial Officer and director, respectively.

Mr. McKinnies entered into a Retirement and Non-Competition Agreement with the Company on August 26, 2014. Pursuant to that agreement, Mr. McKinnies received his regular compensation due through his retirement date including base salary and accumulated vacation and other benefits. Subject to any finding of Cause (as defined in that agreement) against Mr. McKinnies, he will also be paid: (i) severance of up to two years’ base salary payable in equal bi-weekly installments over two years, commencing September 12, 2014, and (ii) costs of obtaining replacement medical and dental coverage for eighteen months, paid in bi-weekly installments. Mr. McKinnies will be paid an amount equal to any 2014 short-term incentive or other cash bonus based on Company performance that would have been earned by him if he had been employed for the full year, payable no later than March 15, 2015. Mr. McKinnies’ also holds unvested restricted stock and unvested performance share units that will not vest until the earlier of a determination by the Board of Directors of the Company that the pending restatements and reaudits of the Company’s prior financial statements (“Accounting Matters”) have been resolved without a finding of Cause against Mr. McKinnies or if such determination has not been made by December 31, 2015 (the “determination date”). To date, the Board has not made any determination of Cause against Mr. McKinnies.

The retirement agreement contains a standard release and covenant not to sue as well as a two-year prohibition on activities that compete with our business (a “Non-Compete”), and non-solicitation and non-diversion covenants consistent with those of the other executives’ agreements described in Section (e) below. However, if the Accounting Matters are resolved with a finding of Cause against Mr. McKinnies, the non-compete requirements shall cease on the determination date unless the Board of Directors elects to extend the non-compete requirements for a term selected by the Board, not to extend beyond August 26, 2016, and the Company continues to pay the Cash Portion during the period of such extension.

(c) Appointment of Certain Officers

On September 2, 2014, we announced that, effective August 27, 2014, we appointed L. Heath Sampson, 43, as Chief Financial Officer and Treasurer of the Company. Mr. Sampson was also appointed as an ADA-ES, Inc. (“ADA”) manager on the Board of Mangers of Clean Coal Solutions, LLC. As Chief Financial Officer, Mr. Sampson is eligible to participate in our short-term and long-term incentive plans for our executive officers. He also is eligible for a cash bonus contingent upon the satisfactory completion of certain goals. Mr. Sampson has entered into an employment agreement with the Company on similar terms as the original employment agreements filed previously for the other executive officers. He has also entered into a rider to his employment agreement, which is similar to the amendments to employment agreements for the other executive officers described below in Section (e), with the following differences: Mr. Sampson will be subject to a 12 month Non-Compete, regardless of whether his employment is terminated with or without cause or good reason, as such terms are defined in his rider. He will receive, upon any termination, base salary, short and long term cash incentive and equity compensation that is earned, vested and determinable at the termination date, and any other compensation awarded by the Compensation Committee. Upon termination without cause or good reason (each as defined), whether or not in connection with a Change in Control (as defined), he will receive an additional 12 months of salary payable on the Company’s predetermined pay dates. If he is terminated without such cause following a Change in Control, he will also receive any short term incentive or other cash bonus that would have been paid to him based upon Company performance in the year of the termination date if he had been employed for the full calendar year, payable when other executives are paid, in a lump sum. In addition to the Non-Compete provision, he is also subject to standard non-solicitation and non-diversion clauses.

Prior to his appointment as Chief Financial Officer and since September 2009, Mr. Sampson served Square Two Financial, a $500 million private equity backed consumer collections company, as Chief Financial Officer. From January 2007 to August 2009, he served as Chief Financial Officer of First Data Financial Services, a business unit of First Data Corporation, a large-market global SEC registrant. From February 2005 to January 2007, Mr. Sampson served First Data Corporation as the business unit Chief Financial Officer for both the Innovative Payments and Integrated Payment Systems business units. Mr. Sampson was also employed by Arthur Andersen LLC from the mid-1990s until the early 2000s. During his time at Arthur Andersen he served as the Manager of Audit Services and Senior Manager of Business and Risk Consulting. Mr. Sampson holds a Bachelor of Business Administration-Accounting and Masters of Accountancy from the University of Denver.

(e) Compensatory Arrangements of Certain Officers

Effective on August 26, 2014, we, along with our wholly-owned subsidiary ADA and each of our Chief Executive Officer and President, Chief Technology Officer, General Counsel and Vice President-Investor Relations entered into amendments (the “Amendments”) to the officers’ existing employment agreements.

The Amendments address the parties’ respective obligations upon the termination of the respective executive’s employment under various circumstances, including Cause, Good Reason, or Change in Control, as those terms are defined in the Amendments, disability or death. The Amendments address the parties’ notice requirements, which vary in effective date from immediately to 45 days, depending on the reasons for termination.

Upon termination of any executive’s employment, we must pay the executive his or her base salary and other accrued benefits through the termination date. We must also pay additional amounts depending upon whether the termination was without cause or good reason, whether a Change in Control has occurred or is pending, and whether the Company elects to enforce a Non-Compete as described below.

Termination without Cause or with Good Reason. If we terminate the executive’s employment without Cause or if the executive resigns for Good Reason , the executive will be subject to a 12-month Non-Compete provision and we will pay the executive 12 months base salary, the pro-rated portion of short term incentive cash bonuses that would have been earned if the executive had been employed for the full year, based upon actual performance, vest executive’s unvested restricted stock and pay the value of executive’s unvested performance share units as calculated pursuant to the Amendment in shares of Company stock, and, at the executive’s request, pay up to 12 months of medical insurance coverage. If such termination is within 12 months following a Change in Control, or if we elect to enforce a 24 month Non-Compete, we must pay 24 months base salary and two times the pro-rated portion of short term incentive cash bonuses that would have been earned by the executive. The unvested equity vests and is paid as set forth above.

Termination for Cause or Without Good Reason. If we terminate an executive’s employment for Cause or the executive resigns without Good Reason, and if we elect to enforce either a 12 month or a 24 month Non-Compete, we must pay the same amounts as described above for Termination without Cause or with Good Reason. If the Company does not elect to enforce a Non-Compete, no severance payments shall be paid to executive.

If an executive resigns for a reason other than Good Reason within 3 months prior to or 6 months after closing of a Change in Control, we may elect to enforce a 12 month Non-Compete by paying the same base salary and prorated portion of short term incentive compensation as set forth above for other 12-month Non-Compete elections. In this circumstance, no unvested equity will vest or be paid

If an executive’s employment is terminated due to death or permanent disability, we must pay any short term incentive cash bonuses that would have been earned by executive if he or she had been employed for the full year as follows: 50% of the target amount if the termination occurs within the first half of the year or 100% of the target amount if the termination occurs within the second half of the year. In addition, any unvested restricted shares held by such executive would vest, and we must pay executive for the value of any unvested performance share units held by the executive as set forth above.

The agreement of the Chief Executive Officer and President, Michael Durham, differs from the other executives only in that he will be paid two times the target amount of the short term incentive cash bonus if his employment is terminated without Cause or he resigns for Good Reason, and the target amount if he resigns for other than Good Reason within 3 months prior or 6 months after closing of a Change in Control. In addition, if Dr. Durham resigns under the foregoing Change in Control circumstances, any unvested restricted stock held by him would vest, and we must pay him for the value of his unvested performance share units.

The Amendments also contain requirements that the executives comply with the terms of the Non-Competes, and standard prohibitions on soliciting employees and diverting Company business, as well as a cutback provision permitting the Company to adjust compensation payable to an executive that is subject to certain excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

Except as described in this Item 5.02, all other material terms of the Executive Employment Agreements remain unchanged. The foregoing descriptions of Mr. McKinnies’ retirement agreement, the Rider to Mr. Sampson’s agreement, and the Amendments are only summaries, and we refer you to the full text of such retirement agreement, Rider and Amendments filed as Exhibits 10.65, 10.66 and 10.67 respectively, to this report.

Item 7.01 Regulation FD Disclosure.

On September 2, 2014, the Registrant issued a press release announcing the appointment of Mr. Sampson as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this report.

In accordance with General Instruction B.2 on Form 8-K, the information set forth in this Item 7.01 and the press release attached to this report as Exhibit 99.1 are “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following Exhibits are filed as exhibits to this report:

10.65	Retirement and Non-Competition Agreement between Mark H. McKinnies and Advanced Emissions Solutions, Inc., effective August 26, 2014

10.66	Rider to Employment Agreement between Advanced Emissions Solutions, Inc. and L. Heath Sampson dated August 26, 2014

10.67	Form of Amendment to Employment Agreement among Advanced Emissions Solutions, Inc., ADA-ES, Inc. and each of the Company’s President and Chief Executive Officer, Chief Technology Officer, General Counsel and Vice President of Investor Relations

The following Exhibit is furnished as an exhibit to this report.

99.1	Press Release, Advanced Emissions Solutions Appoints L. Heath Sampson as Chief Financial Officer, dated September 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2014

Advanced Emissions Solutions, Inc. Registrant

/s/ Michael D. Durham
Michael D. Durham President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

The following Exhibits are filed as exhibits to this report:

10.65	Retirement and Non-Competition Agreement between Mark H. McKinnies and Advanced Emissions Solutions, Inc., effective August 26, 2014

10.66	Rider to Employment Agreement between Advanced Emissions Solutions, Inc. and L, Heath Sampson dated August 26, 2014

10.67	Form of Amendment to Employment Agreement among Advanced Emissions Solutions, Inc., ADA-ES, Inc. and each of the Company’s President and Chief Executive Officer, Chief Technology Officer, General Counsel and Vice President of Investor Relations

The following Exhibit is furnished as an exhibit to this report.

99.1	Press Release, Advanced Emissions Solutions Appoints L. Heath Sampson as Chief Financial Officer, dated September 2, 2014